Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements of Lakes Entertainment, Inc. on Form S-3 (File No. 333-162235) and on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259) of our report dated October 3, 2012 with respect to the financial statements of Rocky Gap Golf Course and Hotel/Meeting Center as of June 30, 2012 and 2011, and for each of the years then ended, as included in this Current Report on Form 8-K/A.

/s/ Stout, Causey & Horning, P.A.

Sparks, Maryland
October 19, 2012